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                                                                  EXHIBIT 10(y)


                             Liz Claiborne, Inc.
                                1441 Broadway
                                New York City



                            as of January 2, 1995

Harvey L. Falk
Buckingham Towers
800 Palisades Avenue
Fort Lee, New Jersey  07024

Dear Harvey:

         The undersigned Liz Claiborne, Inc. (the "Company") desires to engage you as a consultant, and you desire to be so engaged by the Company, in each case subject to the terms and conditions set forth in this letter agreement ("Agreement"). As used in this Agreement, the term the "Claiborne Group" means and includes the Company and each of its subsidiaries and affiliated companies and ventures from time to time.

         Accordingly, in consideration of the mutual covenants hereinafter set forth and intending to be legally bound, the Company and you hereby agree as follows:

         1. Engagement; Term. The Company hereby engages you, and you hereby accept such engagement and agree to serve as a consultant to the Claiborne Group, upon the terms and conditions hereinafter set forth, for a term commencing on January 2, 1995 and (unless sooner terminated as hereinafter provided) expiring on December 31, 1996 (such term being hereinafter referred to as the "Term").

         2.      Duties; Conduct.

                 (a) During the Term, you shall serve in the capacity of a Senior Advisor to the Company; as such, you shall render consulting services from time to time as hereinafter provided on such project or projects relating to the business, affairs and management of the Claiborne Group as may be reasonably selected and/or delegated to you by the Board of Directors of the Company ("Board of Directors") and/or the Company's Chief Executive Officer. The specific consulting services requested of you shall be limited to those of a senior executive nature.

                 (b) To the extent practicable, the services to be provided by you shall be performed at such times as are reasonably convenient to you. The Company acknowledges that you may have other activities, obligations and engagements which may command your time and attention and the Company will exercise its best efforts, in calling upon your services hereunder, to respect such other commitments. Your services may require travel; domestic travel shall be as reasonably required and foreign travel shall be as we shall mutually agree. Your services (including travel time) shall not require more than 20 days per fiscal quarter of the Company without your consent, although you shall not be entitled to any greater or lesser compensation for rendering services for a greater or lesser period of time.


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                 (c)      During the Term, you agree to make yourself available
to perform the consulting services referred above in accordance with the provisions hereof, and to apply your best efforts to perform such services faithfully and diligently, and to the best of your ability; and not take any action or conduct yourself in any manner which would tend to harm the reputation or goodwill of the Claiborne Group.

         3.      Compensation, Benefits and Expenses.

                 (a) As full compensation for all services to be provided by you hereunder during the Term, the Company will pay you and you shall accept the following: (i) Three Hundred Thousand Dollars ($300,000) on January 2, 1995; and (ii) additional consulting fees, at an annual rate of (A) Three Hundred Thousand Dollars ($300,000) during the first year of the Term; and (B) Two Hundred Ninety Thousand Dollars ($290,000) during the second year of the Term. Such consulting fees shall be paid in installments in accordance with the Company's standard practice regarding salary payments to its senior-most executives from time to time in effect.

                 (b) During the Term, you will continue to participate, on the same basis as heretofore, in accordance with and subject to the respective terms and conditions thereof as to eligibility and otherwise, in the Company's medical, dental, long-term disability and life insurance programs (subject to insurability at standard rates, it being understood and agreed that if insurance becomes unavailable at standard rates, the Company shall maintain the insurance provided that the difference in premiums between standard and actual
rate is paid by you),   provided that, (i) during the Term, the Company shall
provide you with supplemental life insurance as heretofore in effect in the face amount of $1.2 million; and (ii) for a period of eighteen months subsequent to the expiration of the Term, the Company shall provide you with coverages substantially identical to those provided to its senior-most executives under its medical and dental insurance programs, such that your "COBRA" rights, under which you may continue your existing medical coverages for an additional 18 months at your own expense, shall be deemed to commence after the expiration of such initial eighteen month period.

                 (c) The Company will reimburse you, in accordance with its standard policies from time to time in effect, for such reasonable and necessary vouchered out-of-pocket business expenses as may be incurred by you during the Term in the performance of the duties and responsibilities assigned to you under this Agreement. The Company understands that you will be a Florida resident during the Term and that with respect to any projects requiring that you travel (to New York City or otherwise) in accordance with the terms hereof, you shall be entitled to reimbursement of business class airfare and first class hotel accommodations.

         4.      Termination.

                 (a) The Term will terminate at the election of the Company for Cause immediately upon notice from the Company to you. As used herein, the term "Cause" means:

                 (i) Your willful or intentional failure or refusal to perform or observe any of your material duties, responsibilities or obligations set forth in, or as contemplated under, this Agreement, if such breach is not cured, if curable, within 30 days after notice thereof to you by the Company;


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                 (ii)     Any willful or intentional act or failure to act
                          involving fraud, misrepresentation, theft, embezzlement, dishonesty or moral turpitude (collectively, "Fraud") affecting the Claiborne Group or any customer, supplier or employee of the Claiborne Group;

                 (iii) Conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved or which is a misdemeanor in the jurisdiction involved but which involves Fraud, after exhaustion of all appeals taken therefrom;

                 (iv) Any willful or intentional act which could reasonably be expected to materially injure the reputation, business or business relationships of the Claiborne Group, or your reputation or business relationships, if such breach is not cured, if curable, within 30 days after notice thereof to you by the Company; or

                 (v) Your willful or intentional failure to comply with any reasonable request or direction of the Board of Directors or the Chief Executive Officer of the Company not contrary to the provisions of this Agreement, if such breach is not cured, if curable, within 30 days after notice thereof to you by the Company.

                 (b) For purposes of this Section 6, no act, or failure to act, on your part shall be deemed "willful" or "intentional" unless done, or omitted to be done, by you without reasonable belief on your part that your action or omission was in the best interests of the Claiborne Group.

                 (c) The Company shall provide you with a prompt hearing before the Board of Directors (at which you may be accompanied by counsel) prior to any termination for Cause hereunder.

                 (d) The Term will terminate forthwith upon your death or, at the Claiborne Group's option, upon your disability; provided that in the event that you shall die or become disabled during the Term, the Company shall continue to pay through the end of the Term your consulting fee provided in paragraph 3(a) to your estate or personal representative.

         5.      Confidential Information.

                 (a) The Claiborne Group owns and has developed and compiled, and will own, develop and compile, certain proprietary techniques and confidential information which have great value to its business (referred to in this Agreement, collectively, as "Proprietary Information"). Proprietary Information includes not only information disclosed by the Claiborne Group to you, but also information developed or learned by you during the course or as a result of your prior employment or your engagement hereunder, which information you acknowledge is and shall be the sole and exclusive property of the Claiborne Group. Proprietary Information includes all proprietary information that has or could have commercial value or other utility in the business in which the Claiborne Group is engaged or contemplates engaging, and all proprietary information of which the unauthorized disclosure could be detrimental to the interests of the Claiborne Group, whether or not such information is specifically labelled as Proprietary


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Information by the Claiborne Group.  By way of example and without limitation,
Proprietary Information includes any and all information developed, obtained or owned by the Claiborne Group concerning trade secrets, techniques, know-how (including designs, plans, procedures, merchandising know-how, processes and research records), software, computer programs, innovations, discoveries, improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, designs, store plans, budgets, projections, customer, supplier and subcontractor identities, characteristics and agreements, and salary, staffing and employment information. Notwithstanding the foregoing, Proprietary Information shall not in any event include information which (i) was generally known or generally available to the public prior to its disclosure to you; (ii) becomes generally known or generally available to the public subsequent to disclosure to you through no wrongful act of any person or (iii) which you are required to disclose by applicable law or regulation (provided that you provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at the Company's expense in seeking a protective order or other appropriate protection of such information).

                 (b) You acknowledge and agree that in the performance of your duties hereunder the Claiborne Group may from time to time disclose to you and entrust you with Proprietary Information. You also acknowledge and agree that the unauthorized disclosure of Proprietary Information, among other things, may be prejudicial to the Claiborne Group's interests, an invasion of privacy and an improper disclosure of trade secrets. You agree that you shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the course of your assigned duties and for the benefit of the Claiborne Group, any Proprietary Information, either during your term of engagement or thereafter.

                 (c) You and the Company agree that you shall not disclose to the Claiborne Group or use for the Claiborne Group's benefit, any information which may constitute trade secrets or confidential information of third parties, to the extent you have any such secrets or information.

                 (d) The provisions of this Section 5 shall survive the termination or expiration of this Agreement and the Term.

         6.      Restrictive Covenants.

                 (a) You acknowledge and agree that you have and will continue to develop a personal acquaintance and relationship with one or more of the Claiborne Group's customers, employees, suppliers and independent contractors, and consequently, you agree that it is fair, reasonable and necessary for the protection of the business, operations, assets and reputation of the Claiborne Group that you make the covenants contained in this Section 6.

                 (b) You agree that, until the first anniversary of the Effective Date, without the prior express written consent of the Board of Directors, you shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, partner, consultant, advisor, proprietor, trustee or investor, any Competing Business (as hereinafter defined); provided however that nothing contained in this
Section 6(b) shall prevent you from owning less than 2% of the voting stock of


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a publicly held corporation for investment purposes.  For purposes of this
Section 6(b), the term "Competing Business" shall mean a business engaged in the design, manufacture, distribution or marketing of better apparel or related products which competes with any business or line of business representing more than $75 million in sales of the Company and then being operated by the Company.

                 (c) You agree that, until the third anniversary of the Effective Date, you shall not, directly or indirectly,

                          (i) persuade or seek to persuade any customer of the Claiborne Group to cease to do business or to reduce the amount of business which any customer has customarily done or contemplates doing with the Claiborne Group, whether or not the relationship between the Claiborne Group and such customer was originally established in whole or in part through your efforts;

                          (ii) seek to employ or engage, or assist anyone else to seek to employ or engage, any Protected Person or Entity; or

                          (iii) knowingly interfere in any manner in the relationship of the Claiborne Group with any of its customers, suppliers or independent contractors, whether or not the relationship between the Claiborne Group and such customer, supplier or independent contractor was originally established in whole or in part by your efforts.

As used in this Section 6, (i) the terms "customer" and "supplier" shall mean and include any individual, proprietorship, partnership, corporation, joint venture, trust or any other form of business entity which is then a customer or supplier, as the case may be, of the Claiborne Group or which was such a customer or supplier at any time during the one-year period immediately preceding the date of termination of your engagement hereunder; and (ii) the term "Protected Person or Entity" shall mean and include (A) any person who was at any time during the period January 1, 1994 through the end of the Term hereof an employee of any entity within the Claiborne Group, (B) any person or entity who or which, at any time during the period January 1, 1994 through the date hereof was a contractor or supplier to the Company (1) who or which (x) provided material manufacturing marketing, sales, financial or management consulting services to any entity within the Claiborne Group, or (y) was a supplier of apparel or related goods or components thereof to the Claiborne Group, and (2) with whom you had regular or significant contact as an employee of the Company, and (C) any person or entity with whom you had substantive meetings or discussions at the direction of the Company hereunder during the Term hereof.

                 (d) You agree that, during the Term, and for a period of 12 months thereafter, you will take no action which is intended, or would reasonably be expected, to harm the Claiborne Group or its reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Claiborne Group.

                 (e) The provisions of this Section 6 shall survive the termination or expiration of this Agreement and the Term.

         7. Specific Performance. You acknowledge that the Company would sustain irreparable injury in the event of a violation by you of any of the provisions of Sections 5 or 6 hereof, and by reason thereof you consent and agree that if you violate any of the provisions of said Sections 5 or 6,


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in addition to any other remedies available, the Company shall be entitled to a decree specifically enforcing such provisions, and shall be entitled to a temporary and permanent injunction restraining you from committing or continuing any such violation, from any arbitrator duly appointed in accordance with the terms of this Agreement or any court of competent jurisdiction, without the necessity of proving actual damages, posting any bond, or seeking arbitration in any forum. The provisions of this Section 7 shall survive the termination or expiration of this Agreement and the Term.

         8.      Stock Options.

                 By all necessary corporate action, which the Company represents has been taken, your existing option agreements dated December 13, 1993; December 14, 1992; December 17, 1991; and December 14, 1990
(collectively, the "Option Agreements") are hereby amended, with effect as of the day following the Effective Date, to provide as follows:

                 (a) that your "termination of employment" for all purposes under such Option Agreements shall be deemed to be the last day of your engagement as a consultant pursuant to this Agreement;

                 (b) Provided that you shall not have materially breached any provision of this Agreement entitling the Company to terminate the same in accordance with its terms, all options granted pursuant to the Option Agreements that shall not have theretofore vested in accordance with the terms of such Option Agreements shall vest in full on the date immediately preceding the last day of the Term; and

                 (c) Your use of so-called "cashless exercise" procedures permitted within the terms of the stock option plan of the Company under which your Option Agreements were issued, including your being deemed to tender "in the money" options as payment for your exercise price and/or tax withholding obligations in connection with your option exercises, are hereby approved with respect to any future exercises of your options granted under the Option Agreements.

                 (d) In the event that the Company shall amend the relevant option plan, or adopt any policy thereunder, to generally provide, with effect prior to the end of the Term, that Company stock options issued prior to the date hereof to senior executive officers and vested prior to termination of employment may be exercised by the holder thereof during a period longer than three months after termination of employment, or to otherwise unconditionally provide an acceleration or other benefit under the Terms of such options to the holder thereof, then such amendment or policy shall apply to your options covered by the Option Agreements with equal force and effect.

         9.      Life Insurance.

                 (a) You agree that the Claiborne Group will have the right to obtain and maintain life insurance on your life, at its expense, and for its benefit. You agree to cooperate fully with the Claiborne Group in


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obtaining such life insurance, to sign any necessary consents, applications and other related forms or documents and to take any required medical examinations.

                 (b) At the conclusion of the Term, you shall be entitled to take over ownership of any "portable" life insurance policies held by Company on your life, in accordance with the standard Company procedures with respect thereto.

         10. Withholding. The parties understand and agree that all payments to be made by the Company pursuant to this Agreement shall be subject to all applicable tax withholding obligations of the Company.

         11. No Conflict. You covenant that you shall not become party to or subject to any agreement, contract, understanding, covenant, judgment or decree or under any obligation, contractual or otherwise, in any way restricting or adversely affecting your ability to act for the Claiborne Group in all of the respects contemplated hereby.

         12. Indemnification; Cooperation. (a) The Company hereby confirms to and agrees with you with respect to any and all matters arising out of or in connection with your prior employment by the Company or your engagement as a consultant hereunder, that you shall continue to be entitled to receive the benefits of all indemnification provisions contained in the Certificate of Incorporation and By-Laws of the Company, as in effect on the date hereof, notwithstanding any changes therein made after the date hereof, to the fullest extent permitted by applicable law at the time of the assertion of any liability against you. Without limiting the generality of the foregoing, the Company hereby covenants and agrees that you shall be entitled to receive any and all indemnification to which you would have been entitled had you remained an officer or director of the Company after the date hereof, including, without limitation, such indemnification benefits as may hereafter be extended or otherwise made available by the Company to its senior executive officers.

                 (b) Consultant shall cooperate fully with the Company in the prosecution or defense, as the case may be, of any and all actions, governmental inquiries or other legal proceedings in which his assistance may be requested by the Company. Such cooperation shall include, among other things, making documents in his custody or control available to the Company or its counsel, making himself available for interviews by the Company or its counsel, and making himself available to appear as a witness, at deposition, trial or otherwise. Any reasonable and necessary vouchered out-of-pocket expenses incurred by Consultant in fulfilling his obligations under this paragraph 12(b) shall be the sole responsibility of the Company.

                 (c) The provisions of this Section 12 shall survive the termination or expiration of this Agreement and the Term.

         13. Notices. All notices required or permitted hereunder will be given in writing by personal delivery; by confirmed facsimile transmission; by express delivery via any reputable express courier service; or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed to the parties at the respective addresses set forth in Exhibit A or at such other address as may be designated in writing by either party to the other in the manner set forth herein. Notices which are delivered personally, by confirmed facsimile transmission, or by courier as aforesaid, will be effective on the date of delivery. Notices delivered by mail will be deemed effectively given upon the fifth calendar day subsequent to the postmark date thereof.


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         14.     Miscellaneous.

                 (a) The failure of either party at any time to require performance by the other party of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party's right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.

                 (b) This Agreement is a personal contract calling for the provision of unique services by you, and your rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by you. In the event of any attempted assignment or transfer of rights hereunder by you contrary to the provisions hereof (other than as may be required by law), the Company will have no further liability for payments hereunder. The rights and obligations of the Company hereunder will be binding upon and run in favor of the successors and assigns of the Company, but no assignment by the Company shall release the Company from its obligations hereunder, and the Company shall not assign this Agreement to any entity outside of the Claiborne Group except in connection with a sale of all or substantially all of the assets of the Company.

                 (c) Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible. Should the whole or any part or provision of any such separate covenant be held or declared invalid, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid. If any covenant shall be found to be invalid but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective.

                 (d) This Agreement has been made and will be governed in all respects by the laws of the State of New York applicable to contracts made and to be wholly performed within such state and the parties hereby irrevocably consent to the jurisdiction of the courts of the State of New York and federal courts located therein for the purpose of enforcing this Agreement.

                 (e) Any controversy arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in the City of New York in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except that in the event of any controversy relating to any violation or alleged violation of any provision of
Section 5 or 6 hereof, the Company in its sole discretion shall be entitled to seek injunctive relief from a court of competent jurisdiction without any requirement to seek arbitration. The parties hereto agree that any arbitral award may be enforced against the parties to an arbitration proceeding or their assets wherever they may be found. In the event that (i) you make a claim against the Company under this Agreement, (ii) the Company disputes such claim, and (iii) you prevail with respect to such disputed claim, then the Company shall reimburse you for your reasonable costs and expenses (including reasonable attorney's fees) incurred by you in pursuing such disputed claim.

                 (f) This Agreement, together with the letter agreement between us dated December 8, 1994 (which include any Exhibits and Annexes hereto or thereto), sets forth the entire understanding between the parties as to the subject matter of this Agreement and merges and supersedes all prior agreements, commitments, representations, writings and discussions between the parties with respect to that subject matter. This Agreement may be terminated, altered, modified or changed only by a written instrument signed by both parties hereto.

                 (g) The Section headings contained herein are for purposes of convenience only and are not intended to define or list the contents of the Sections.

                 (h) The provisions of this Agreement which by their terms call for performance subsequent to termination of the Term, or of this Agreement, shall so survive such termination.

                 (i) In rendering the services to be rendered by you hereunder, you shall be an independent contractor, and you shall not, without the prior express direction of the Company, be authorized to bind the Company in any manner whatsoever.

         Please confirm your agreement with the foregoing by signing and returning the enclosed copy of this letter, following which this will be a legally binding agreement between us as of the date first written above.


                                           Very truly yours,

                                           Liz Claiborne, Inc.


                                           By: /s/ Jerome A. Chazen
                                               -----------------------------
                                               Name:  Jerome A. Chazen
                                               Title: Chairman


Accepted and Agreed:


/s/ Harvey L. Falk
------------------
Harvey L. Falk



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                                  EXHIBIT A


                              Addresses for Notice

If to Liz Claiborne, Inc.:

            Liz Claiborne, Inc.
            1441 Broadway
            New York, NY  10018
            Attention:  Chairman
            Facsimile:  (212) 626-1888
            Confirm:  (212) 626-3300

             - and -

            Liz Claiborne, Inc.
            300 Lighting Way
            Secaucus, NJ  07094
            Attention:  General Counsel
            Facsimile:  (201) 601-8650
            Confirm:    (201) 601-8501

If to You:

            To your address set forth on the first page of this Agreement

            Facsimile:
            Confirm:

With a copy to:

            Donald D. Shack, Esq.
            Shack & Siegel, P.C.
            530 Fifth Avenue
            New York, New York
            Facsimile:  (212) 730-1964
            Confirm:    (212) 782-0700